COMSTOCK RESOURCES, INC.
5005 LBJ Freeway, Suite 1000
Dallas, Texas 75244
Telephone:        (972) 701-2000
Contact:          Roland O. Burns
                  Sr. Vice President and
                  Chief Financial Officer


                                  NEWS RELEASE
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For Immediate Release


                       COMSTOCK RESOURCES, INC. TO ACQUIRE
                    OFFSHORE LOUISIANA OIL AND GAS PROPERTIES
                                FOR $205 MILLION

DALLAS, TEXAS, October 28, 1997 -- Comstock Resources, Inc. ("Comstock")(NYSE:CRK) today announced that Comstock has entered into a letter of intent to acquire interests in certain offshore Louisiana oil and gas properties for a cash purchase price of $205 million from Bois d'Arc Resources and its partners. Comstock is acquiring interests in thirty-one (31) wells and eight (8) separate production complexes located in the Gulf of Mexico offshore of Plaquemines and Terrebonne Parishes, Louisiana. The acquisition includes interests in the Louisiana State and Federal offshore areas of Main Pass Blocks 21 and 25, Ship Shoal Blocks 66, 67, 68 and 69 and South Pelto Block 1. Twenty-eight (28) of these wells are currently producing approximately 9,000 barrels of oil equivalent per day, net to the interest being acquired by Comstock . Two additional wells are expected to be connected to production facilities in early November and one well at Main Pass Block 21 is currently in the process of drilling. Comstock estimates that the properties being acquired contain twenty-one (21) proved undeveloped locations. The Company is also acquiring interests in six undrilled prospects which have been delineated by 3-D seismic.

The Company's independent petroleum engineers estimate that the properties contain proved oil and gas reserves as of November 1, 1997, the effective date of the acquisition, of approximately 19.7 million barrels of oil equivalent. Approximately $30 million of the purchase price is attributed to the undrilled prospects.

The acquisition is subject to the parties executing a mutually agreeable purchase and sale agreement. Comstock expects to close the transaction on or about December 15, 1997.

"The $205 million acquisition will be the largest transaction in the Company's history," stated M. Jay Allison, Chairman and President of Comstock. "The acquisition will give the Company a major presence in the Gulf of Mexico, which has been a core area for the Company. The acquisition also has significant developmental and exploration upside by continuing the exploration program that Bois d'Arc has proven to be successful."

Comstock Resources, Inc. is a rapidly growing independent oil and gas company based in Dallas, Texas and is engaged in oil and gas property acquisitions, and oil and gas exploration, development and production primarily in Texas and Louisiana.